Exhibit 99.1

ROLLINS, INC.

Common Stock

($1.00 Par Value)

2008 STOCK INCENTIVE PLAN

This Prospectus relates to 5,000,000 shares (the “Shares”) of common stock, $1.00 par value per share, of Rollins, Inc. (the “Company”) which are offered for sale to eligible employees, officers and directors of the Company under the terms of the Rollins, Inc. 2008 Stock Incentive Plan (the “Plan”).  The terms and conditions of the Plan, including the purchase price for the Shares, are governed by the provisions of the Plan and the agreements thereunder between the Company and its employees, officers and directors participating in the Plan.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING  SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

No person has been authorized to give any information or to make any representations in connection with the offer contained herein, other than those contained in this disclosure document and in any other written materials provided by the Company which specifically state that they constitute a portion of the Prospectus pertaining to the Plan, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company.  The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof.  This Prospectus does not constitute an offer or solicitation with respect to any security other than the Shares offered hereby or by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such offer or solicitation.

The date of this document is April 22, 2008

This Prospectus contains information concerning the Company and the Plan, but does not contain all the information set forth in the Registration Statement which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”).  Statements made in this Prospectus concerning the contents of the Plan and other information included in the Registration Statement are not necessarily complete, and such statements are qualified in their entirety by reference to the applicable document filed with the Commission.  The Registration Statement, including various exhibits, may be inspected at the Commission’s office at 100 F Street, N.E., Washington, D.C.  20549.

The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, (i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents and (ii) a copy of any other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, including the Company’s most recent Annual Report to Stockholders, proxy statement and other communications distributed to its stockholders generally.  Requests for such copies and requests for additional information about the Plan should be directed to the Company at the address provided herein.

TABLE OF CONTENTS

Introduction	4
General	4
Purpose	4
Duration of Plan	5
Administration of the Plan	5
Eligibility for Awards; Option Exercise Price	6
Adjustments to Shares Subject to Awards	6
Duration and Termination of Awards	8
Exercise of Options and SARS	8
Conditions to Exercise of Options and SARs	9
Annual Limitation	10
Investment Intent	10
Sales By Affiliates	10
Non-transferability of Awards	10
Other Stock-Based Awards	11
Conditions Applicable to Other Stock-Based Awards	11
Short Swing Profit Recapture	12
Tax Status	12
Amendments and Termination	14
Unfunded Status of Plan	15
No Right to Employment	15
Tax Withholding	15
Award Agreements; Electronic Delivery	16
Legends	16
Incorporation By Reference	16

This document is not an offer to sell, or a solicitation of an offer to buy, in any state in which it is unlawful to make such an offer or solicitation.  Neither the delivery of this document nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

Introduction

On January 22, 2008, the Rollins, Inc. 2008 Stock Incentive Plan (the “Plan”) was adopted by the Board of Directors conditioned upon stockholder approval, and on April 22, 2008, the Plan was approved by the stockholders of the Company.

General

The Plan provides for the granting of options (“Options”) to purchase shares of Common Stock, $1.00 par value per share (“Shares”), of Rollins, Inc., a Delaware corporation (the “Company”), rights to receive the appreciation on a share of Company Common Stock (“SARs”) and other awards that are valued in whole or in part by reference to, or are otherwise based on, Company Common Stock (“Other Stock-Based Awards”) to officers, directors and key employees of the Company and its subsidiaries.  As Options or other awards under the Plan lapse or terminate, without exercise or vesting, any unpurchased or unvested Shares of Common Stock previously subject to such lapsed or terminated Options or awards will be available for further Options or awards under the Plan.  The aggregate number of Shares which may be issued under Options and other awards pursuant to the Plan shall not exceed 5,000,000 Shares.  This limitation is subject to adjustment as described herein.  Awards under the Plan may be composed, in whole or in part, of authorized and unissued Shares or treasury Shares.  If any outstanding Option or award under the Plan for any reason expires or is terminated, the Shares allocable to such award or to the unexercised portion of such Option may again be subjected to an Option or other award under the Plan.  In addition, if any Shares are withheld from an award or are otherwise tendered, physically or by attestation, to pay the exercise or purchase price of an award granted under the Plan, or to satisfy applicable tax withholding obligations incurred in connection with the award, those Shares may again be subjected to an Option or other award under the Plan.

The holder of an Option, SAR or Other Stock-Based Award or a transferee thereof shall have no rights as a stockholder of the Company with respect to any Shares covered by his Option, SAR or other award until the date of the issuance of a stock certificate to him or in his name for Shares.  Except as stated under “Adjustments to Shares Subject to Awards,” no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.  Subject to the provisions of the award agreement and unless otherwise determined by the Committee administering the Plan (the “Committee”) at grant, the recipient of an Other Stock-Based Award shall be entitled to receive interest or dividends or interest or dividend equivalents with respect to the number of Shares covered by the award, as determined at the time of the award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Company Common Stock or otherwise reinvested.

Purpose

The purposes of the Plan are to attract, retain and reward directors and key employees of the Company and its subsidiaries and affiliates, and strengthen the mutuality of interests between such persons and the Company’s shareholders, by offering such persons performance-based stock incentives and/or other equity interests or equity-based incentives in the Company, as well as performance-based incentives payable in cash.  Certain Options issued pursuant to the Plan may constitute incentive stock options (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or any succeeding provisions, and the remainder of the Options granted pursuant to the Plan shall be Options which are not Incentive Stock Options (“Nonqualified Stock Options”).  The Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

Duration of Plan

Options and other awards may be granted pursuant to the Plan from time to time until April 21, 2018.

Administration of the Plan

The Plan is administered either by the Board of Directors of the Company or by a Committee appointed by the Board of Directors of the Company.  The Committee shall consist of not less than two members of the Company’s Board of Directors, each of whom shall be a “non-employee director” as that term is defined in Rule 16b-3 promulgated pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Committee may delegate its powers and duties under the Plan to one or more directors (including a director who is also an officer of the Company), subject to certain limitations.  In addition, the Committee may authorize one or more officers of the Company to grant options under the Plan, subject to the limitations of Delaware corporate law and certain limitations intended to comply with Section 16 of the Exchange Act.

The present members of the Committee are:

Material Relationships with the Company
Name	and its Affiliates and Employees

Henry B. Tippie	Director of the Company;
Director of RPC, Inc. and
Marine Products Corporation*

Wilton Looney	Director of the Company;
Director of RPC, Inc. and
Marine Products Corporation*

James B. Williams	Director of the Company;
Director of RPC, Inc. and
Marine Products Corporation*

* All except one of the Company’s directors also serve on the Board of Directors of RPC, Inc. (“RPC”) and Marine Products Corporation (“Marine Products”), and in excess of fifty percent (50%) of the outstanding common stock of each of the Company, RPC and Marine Products is beneficially owned by the Rollins family.

Options, SARs and Other Stock-Based Awards may be granted pursuant to the Plan by the Committee and are evidenced by agreements approved in form by the Committee.  All such agreements shall comply with and be subject to the terms of the Plan.

The interpretation and construction by the Committee of any provisions of the Plan or of any Option, SAR or Other Stock-Based Award granted under it are final.   Committee members have the same indemnification rights as do all members of other committees of the Company.

Additional information about the Plan and its administrators may be obtained by writing or calling:  Rollins, Inc., 2170 Piedmont Road, N.E., Atlanta Georgia 30324, Attention:  Secretary,  telephone (404) 888-2000.

Eligibility for Awards; Option Exercise Price

From time to time, the Committee, in its discretion, may grant Options, SARs and Other Stock-Based Awards to directors, key employees and officers (including officers who are not directors) of the Company and its subsidiaries and affiliates.  Directors who are not employees of the Company or any of its subsidiaries are not eligible to receive Incentive Stock Options.  The Committee has full power to determine the persons to whom and the time or times at which awards will be granted, to make any combination of awards to any recipients and to determine the specific terms of each award; provided, however, that the price at which a participant may purchase Shares subject to an Option shall be not less than 100% of the fair market value of the Shares on the date the Option is granted (“Fair Market Value”).  Fair Market Value shall be determined as the closing price of the Shares on the New York Stock Exchange on any given valuation date.  In the case of an employee who owns stock possessing more than 10% of the combined voting power of all classes of capital stock of the Company, the option price per share of Stock purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of the Shares on the date the option is granted. The price at which a participant may purchase Shares subject to a Nonqualified Stock Option shall be not less than 100% of the Fair Market Value of the Shares on the date the Option is granted.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another Option in a manner qualifying under the applicable provisions of the Code. The provisions of any given type of award need not be the same with respect to each recipient.  There has been no determination as to the number of officers and directors of the Company or the number of other key employees who may receive awards or the maximum or minimum number of Shares which may be allotted to either of said groups.

Adjustments to Shares Subject to Awards

If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of Shares, without receiving compensation therefor in money, services or property, then the terms and conditions of the Plan and any then outstanding Awards shall be adjusted proportionately in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan and Awards made thereunder as follows:

(a)                                  the number and type of shares that may be granted subject to Awards granted under the Plan;

(b)                                 the number and type of Awards that may be granted to any individual under the Plan;

(c)                                  the terms of any SAR;

(d)                                 the purchase price or repurchase price of any Stock Award;

(e)                                  the exercise price and number and class of securities issuable under each outstanding Option; and

(f)                                    the repurchase price of any securities substituted for shares underlying Awards that are subject to repurchase rights.

The specific adjustments to be made to effectuate the intent of the preceding sentence shall be determined by the Board or Committee, whose determination in this regard shall be final and binding on all parties. In the event of any other change to the capital structure of the Company, the Board or Committee shall have the discretion to determine what if any adjustments shall be made. Unless the Board or Committee specifies otherwise, any securities issuable as a result of any such adjustments shall be rounded down to the next lower whole security. The Board or Committee need not adopt the same rules for each Award or each holder of Awards.

In the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for their cancellation, for accelerated vesting and accelerated expiration, or for settlement in cash.  Notwithstanding the foregoing, any action taken in connection with such merger or reorganization shall not (i) cause an Award that is not otherwise subject to Section 409A of the Code to become subject to such section or (ii) cause an Award that is subject to Section 409A of the Code to violate such section.

The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Furthermore, (i) the issuance by the Company of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase or repurchase price per Share.

Duration and Termination of Awards

No Option or SAR granted under the Plan may be exercised in whole or in part more than ten years after it is granted (or, in the case of an Incentive Stock Option, five years in the case of an employee who owns stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company or of any of its subsidiary or parent corporations) except that to the extent an Option or SAR cannot be exercised because such exercise would violate Federal, state or local laws, then the expiration of such Option shall automatically be tolled for the period during which such exercise would violate applicable law, but no more than 30 days..  Each award shall be subject to such further terms and conditions as to the time of its exercise as the Committee may prescribe.

Exercise of Options and SARs

Options shall be exercised at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant.  If the Committee provides, in its sole discretion, that any Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.  Subject to any installment exercise provisions or other restrictions set by the Committee, Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased; provided, however, that if exercised in part, a Option may not be exercised for fewer than 100 shares, unless the remaining balance of the Option is less than 100 shares, in which case the Option may be exercised for the remaining balance.

Such notice shall be accompanied by payment in full of the purchase price, either by cash or such instrument as the Committee may accept.  Payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee for a period of at least six months, based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, unless it shall be determined by the Committee, at or after grant, in its sole discretion, that unrestricted Stock is not a permissible form of payment with respect to any Option or Options.

If permitted by the Committee, a Plan participant may elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to promptly sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

Subject to the preceding paragraph, no shares of Stock shall be issued until full payment therefor has been made.  Generally and subject to the terms of the Plan, an optionee shall have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and has given any representations requested pursuant to the Plan.

An SAR may be exercised by its holder in accordance with such procedures as may be established by the Committee for such purpose from time to time.

Conditions to Exercise of Options and SARs

The Options and SARs authorized under the Plan may contain such provisions, including without limitation, restrictions upon the exercise of the Options and SARs, as the Committee may deem advisable.  To the extent that any Option which is designated as an Incentive Stock Option fails for any reason to comply with the provisions of Section 422 it shall be treated as a Nonqualified Stock Option.

In order to exercise an Option or SAR granted pursuant to the Plan, in whole or in part, an optionee or SAR holder must meet any additional specific conditions imposed by the Committee at the time of the granting of the Option or SAR.  Such specific conditions may be in the form of achievement goals for the individual award holder based upon predetermined minimum increases over a specified period or periods of time, in sales, gross profits, pre-tax earnings, productivity, or other goals or standards.  The imposition of such achievement goals and conditions shall be in the sole discretion of the Committee; and such goals and conditions may differ between individual employees of the Company and/or its subsidiaries, between classes of employees of the Company and/or any subsidiary, and between the employees of the Company, as a class, and the employees of the subsidiaries, as a class.

In the event that an award holder shall cease to be employed by the Company or its subsidiaries or affiliates for any reason other than his or her death, permanent disability or retirement, it is the current policy of the Committee that such award holder shall not have the right to exercise the unexercised portion of any Option or SAR and that any other award which is not vested shall be forfeited.  It is the current policy of the Committee with respect to award holders who retire to permit such holders to exercise the unexercised portion of their Options or SARs, to the extent that the Option or SAR was exercisable at the time of such retirement, for a period of three months, less one day, following the date such holder retires, or through the expiration of the stated term of the Option or SAR, whichever period is shorter.  It is the current policy of the Committee with respect to award holders who are permanently disabled to permit such holders to exercise the unexercised portion of their Options or SARs, to the extent that the Option or SAR was exercisable at the time the holder became permanently disabled, for a period of one year following the date such holder becomes disabled, or through the expiration of the stated term of the Option or SAR, whichever period is shorter.  It is the current policy of the Committee with respect to deceased holders of awards to permit the legal representative of the estate of the award holder or the legatee under the will of the award holder to exercise the unexercised portion of the award holder’s Options or SARs, to the extent that the Option or SAR was exercisable at the time of death, for a period of twelve months following the date of death, or through the expiration of the stated term of the Option or SAR, whichever period is shorter.  Whether authorized leave of absence or absence for military or governmental service shall constitute termination of employment for the purposes of the Plan shall be determined by the Committee, which determination shall be final and conclusive.  In case of termination of employment by reason of permanent disability or retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will be treated as a Nonqualified Stock Option.

Annual Limitation

To the extent that the Fair Market Value of the Shares with respect to which Incentive Stock Options first become exercisable by an optionee during any calendar year (whether such Options are granted under the Plan and/or any other plans granting Incentive Stock Options which are established by the Company or any of its subsidiaries) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.  Determination of Fair Market Value of such Shares shall be made as of the date of grant of the Option to which such Shares relate.

Investment Intent

The Company is not obligated to sell or issue any Shares of Common Stock pursuant to any Option or other award unless the Shares with respect to which the Option is being exercised or which are subject to the award are at that time effectively registered or exempt from registration under the Securities Act.

Each Option and other award under the Plan is granted on the condition that the purchase or other receipt of Shares thereunder shall be for investment purposes, and not with a view to resale or distribution; however, in the event the Shares subject to such Option or other award are registered under the Securities Act or if a resale of such Shares without such registration would otherwise be permissible, such condition shall be inoperative if in the opinion of counsel for the Company such condition is not required under the Securities Act or any other applicable law, regulation, or rule of any governmental agency. [The foregoing notwithstanding, it is the current policy of the Committee that, in general, Shares issued pursuant to the Plan, whether pursuant to the exercise of an Option or in connection with another award, must be held by the recipient thereof for a period of at least one (1) year following the later to occur of the purchase or vesting thereof.]

At the present time, the Shares issuable pursuant to the Plan are registered under the   Securities Act.  The Company does not have any present plans for issuing unregistered Shares, although it reserves the right to do so.

Sales By Affiliates

Employees participating in the Plan who are affiliates of the Company (as defined in the Securities Act) may sell their Shares received pursuant to the Plan only upon compliance with the applicable provisions of the Securities Act relating to sales of securities by affiliates of an issuer.

Non-transferability of Awards

Except as otherwise provided by the Committee, awards under this Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

Other Stock-Based Awards

Other Stock-Based Awards will be subject to such terms and conditions as shall be determined from time to time by the Committee. A restricted stock award is an award of a given number of shares of Common Stock which are subject to a restriction against transfer and to a risk of forfeiture, based upon continued employment and/or achievement of certain performance goals, during a period set by the Committee.  Once the restricted stock has actually been issued, but during any restriction period, the holder generally has the right to vote and receive dividends on the shares.  Although it is not the Committee’s present intent to issue any additional types of Other Stock-Based Awards pursuant to the Plan, the Plan allows for a wide variety of different types of Other Stock-Based Awards, including, without limitation, the following:  (a) performance-accelerated restricted stock, which would be subject to restrictions for a stated period of time based on continued employment, with the opportunity for the restriction period to be shortened based on the achievement of predetermined performance goals, (b) performance stock, which would be awarded at the end of a specified performance period, with the amount of the award determined by multiplying a performance factor times either (i) the Fair Market Value of the Company’s Common Stock on the last day of the performance period, or (ii) the difference between the Fair Market Value of the Company’s Common Stock on the first and last days of the performance period, (c) performance units, which would have a starting value and an associated performance period, such that at the end of the performance period participants would receive an amount, payable in either cash or Shares, at the discretion of the Committee, equal to (i) the number of units earned based on a predetermined performance schedule times the starting unit value, or (ii) the number of units granted times the ending unit value based on a predetermined performance schedule, (d) Stock issued on a bonus basis, which may be issued for no cash consideration, and (e) restricted stock units, which is a bookkeeping entry representing a right granted to receive a stated number of Shares, a cash payment equal to the value of a stated number of Shares, or a combination of the two, as determined at the discretion of the Committee.

Conditions Applicable to Other Stock-Based Awards

Unless otherwise determined by the Committee at or after grant, if a participant’s employment by the Company and/or any subsidiary or affiliate terminates by reason of death or disability (as defined), a pro rata portion of the restrictions pertaining to continued employment on any restricted stock, restricted stock unit, performance stock or performance unit will lapse, based on the number of full months the participant was employed during the restriction period divided by the total number of months in the restriction period.  Otherwise, unless otherwise determined by the Committee at or after grant, if a participant’s employment by the Company terminates for any reason, as in the case of voluntary resignation of employment by the participant, all Other Stock-Based Awards shall be immediately forfeited. In the event of the participant’s retirement, disability or death, and in other instances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations, performance requirements or restrictions imposed (if any) with respect to any or all of an Award and/or accelerate the payment of cash or Stock pursuant to any such Award.

Short Swing Profit Recapture

Officers, directors and stockholders owning more than ten percent (10%) of the Company’s Common Stock may be subject to the short swing profit recovery provisions of Section 16(b) of the Exchange Act.  Section 16(b) and the regulations promulgated thereunder provide that certain defined “profits” from transactions in a company’s securities must be paid to the Company.  Section 16(b) can apply to officers and directors for up to six (6) months after they have ceased holding such offices.  Any individual who believes that he may be subject to the short swing profit recovery provisions of Section 16(b) should seek the advice of legal counsel prior to engaging in any transactions in the Company’s securities.

Tax Status

The following discussion addresses certain anticipated United States Federal income tax consequences to the Company and to recipients of awards made under the Plan who are citizens or residents of the United States for Federal income tax purposes.  It is based on the Code and interpretations thereof as in effect on the date of this prospectus.  This summary is not intended to be exhaustive and, among other things, does not describe state, local, or foreign tax consequences.  Moreover, it is not intended as tax advice to any individual.

IRS Circular 230 Notice.  To ensure compliance with requirements imposed by the Internal Revenue Service, you are hereby notified that any discussion of tax matters set forth in this prospectus was written in connection with the promotion or marketing (within the meaning of IRS Circular 230) of awards made under the Plan, and was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding any tax-related penalties under federal law.  Each recipient of an award under the Plan should seek advice based on his or her particular circumstances from an independent tax advisor.

Summary of Current Federal Income Tax Rates for Individuals.  Ordinary income of individuals, such as compensation income, is currently taxed at a top marginal rate of 35%.  In addition, the maximum long-term capital gains rate for individuals is currently 15%.  The maximum federal income tax rate for qualifying dividends received by individuals is currently 15%.

Options.

Grant of Options.  There will be no federal income tax consequences to the grantee of an option or the Company upon the grant of either an Incentive Stock Option or a Nonqualified Stock Option under the 2008 Plan.

Exercise of Nonqualified Stock Options.  Upon the exercise of a Nonqualified Stock Option, the grantee generally will recognize ordinary compensation income, subject to withholding and employment taxes, in an amount equal to: (a) the fair market value, on the date of exercise, of the acquired shares of common stock, less (b) the exercise price paid for those shares. The Company will be entitled to a tax deduction equal to the compensation income recognized by the grantee.  Gains or losses recognized by the grantee upon a subsequent disposition of the shares will be treated as long-term capital gain or loss if the shares are held for more than a year from the date of exercise.  Such gains or losses will be short-term gains or losses if the shares are held for one year or less.  For purposes of computing gain or loss, the grantee’s basis in the shares received will be the exercise price paid for the shares plus the amount of income, if any, recognized upon exercise of the option.

Exercise of Incentive Stock Options.  Upon the exercise of an Incentive Stock Option, the grantee will recognize no immediate taxable income for regular income tax purposes, provided the grantee was continuously employed by the Company or a subsidiary from the date of grant through the date which is three months prior to the date of exercise (or through the date which is one year prior to the exercise date in the case of termination of employment as a result of total disability).

The exercise of an Incentive Stock Option will, however, result in an item of adjustment for alternative minimum tax purposes in an amount equal to the excess of the fair market value of the shares at exercise over the exercise price.  That adjustment may result in alternative minimum tax liability to the grantee upon the exercise of the Incentive Stock Option.  Subject to certain limitations, alternative minimum tax paid in one year may be carried forward and credited against regular federal income tax liability for subsequent years.  If the grantee retains the shares acquired upon the exercise of the Incentive Stock Option for more than two years from the date of grant and more than one year from the date of exercise, any gain on a later sale of the shares will be treated as long-term capital gain, and the Company will not be entitled to any tax deduction with respect to the Incentive Stock Option.

If the grantee disposes of the shares of common stock received upon the exercise of an Incentive Stock Option before the expiration of the two-year and one-year holding periods discussed above, a “Disqualifying Disposition” occurs.  In that event, the grantee will have ordinary compensation income, and the Company will be entitled to a corresponding deduction at the time of such disposition.  The amount of ordinary income and deduction generally will be equal to the lesser of: (a) the fair market value of the shares of common stock on the date of exercise minus the exercise price; or (b) the amount realized upon disposition of the common stock minus the exercise price.  If the amount realized on disposition exceeds the value of the shares on the date of exercise, that additional amount will be taxable as capital gain.  To be entitled to a deduction as a result of a Disqualifying Disposition, the Company must satisfy applicable reporting requirements.

Restricted Stock and Restricted Stock Units.  A recipient of restricted stock or restricted stock units generally does not recognize income and the Company generally is not entitled to a deduction at the time of grant.  Instead, the recipient recognizes compensation income and the Company is entitled to a deduction on the date on which vesting occurs (“Vesting Date”) in the case of restricted stock, or on the date on which stock is issued or cash is paid in the case of restricted stock units.  The amount of income recognized and the amount of the Company’s deduction will equal the fair market value of the vested stock or stock unit on the Vesting Date in the case of restricted stock, or on the date on which stock is issued or cash is paid in the case of restricted stock units.  However, the recipient may elect to include in income the fair market value of restricted stock at the time of grant by making a timely election under Section 83(b) of the Code.  If such Section 83(b) election is made, the Company’s deduction will equal the fair market value of the restricted stock at the time of grant.

Any dividends on restricted stock, or dividend equivalents with respect to restricted stock units, paid to the recipient prior to the Vesting Date will be includible in the recipient’s income as compensation and deductible as such by the Company.

Deferred Compensation.  Awards made under the Plan, including awards granted under the Plan that are considered to be deferred compensation for purposes of Section 409A of the Code, must satisfy the requirements of Code Section 409A to avoid adverse tax consequences to recipients, which could include the inclusion of amounts not payable currently in income and interest and an additional tax on any amount included in income.  The Company intends to structure any awards under the Plan such that the requirements under Code Section 409A are either satisfied or are not applicable to such awards, however the Company does not make any assurances to participants under the Plan that participants will not become subject to the adverse tax consequences resulting from the failure to comply with Code Section 409A.

The discussion set forth above is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of awards under the Plan.  The Company has not undertaken to discuss the tax treatment of awards under the Plan in connection with a change in control.  Such treatment will depend on the terms of the transaction and the method of dealing with the awards in connection therewith.  It is strongly recommended that all award recipients consult their own tax advisors concerning the federal, state and local income and other tax considerations relating to such awards and rights thereunder.  In particular, it is recommended that each award recipient consult his or her own tax advisor as to the alternative minimum tax consequences of an award, the special tax considerations for an award recipient who is subject to Section 16(b), whether it would be beneficial to make a Section 83(b) election, whether to exchange shares in order to exercise an option, and as to any state or local tax consequences relating to awards under the Plan.

Whenever the Company proposes, or is required, to distribute Shares under the Plan, the Company may require the recipient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

Amendments and Termination

The Board of Directors of the Company may amend, alter, or discontinue the Plan, but, in general, no amendment, alteration, or discontinuation shall be made which would impair the rights of a participant under an Option, SAR or Other Stock-Based Award theretofore granted, without the optionee’s or participant’s consent, or which, without the approval of the Company’s stockholders, would:

(i)            increase the number of shares that may be issued under the Plan (except by certain adjustments provided for under the Plan);

(ii)           change the class of persons eligible to receive Incentive Stock Options under the Plan;

(iii)          change the requirements of the Plan regarding the exercise price of Options; or

(iv)          amend this Plan in a manner that would require approval of the Company’s shareholders under applicable law, regulation or rule.

Notwithstanding any of the foregoing, adjustments pursuant to the Plan for changes in the Company’s capital structure, a merger or other reorganization shall not be subject to the foregoing limitations.

Options may not be granted under the Plan after the date of termination of the Plan, but Options granted prior to that date shall continue to be exercisable according to their terms.

Subject to the above provisions, the Board has broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments, without regard to whether such amendment adversely affects an individual Award or the rights of a holder thereof.

No action shall be taken under any provision of the Plan that would: (i) cause an Award that is not otherwise subject to Section 409A of the Code to become subject to such section or (ii) cause an Award subject to Section 409A of the Code to violate such section.

“Unfunded” Status of Plan

With respect to any payment not yet made to an award holder by the Company, an award holder will have no rights under the Plan greater than those of a general creditor of the Company.  The Committee may, but need not, authorize the creation of trusts and other arrangements to facilitate or insure payment of the Company’s obligations under the Plan, provided that (unless the Committee otherwise determines with the consent of the affected award holder) such trusts and arrangements are consistent with the “unfunded” status of the Plan.

No Right to Employment

The adoption of the Plan does not confer upon any employee of the Company or of any subsidiary or affiliate any right to continued employment with the Company or a subsidiary or affiliate, as the case may be, nor shall it interfere in any way with the right of the Company or a subsidiary or affiliate to terminate the employment of any of its employees at any time.

Tax Withholding

No later than the date as of which an amount first becomes includable in the gross income of the participant under the Plan for federal income tax purposes with respect to the exercise of any Option or Stock Appreciation Right or any award under this Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its subsidiaries or affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant under the Plan.

Award Agreements; Electronic Delivery

An award under the Plan will be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any award to any participant will be reflected in such form of written document or other evidence (including evidence in an electronic medium) as is approved by the Committee. A copy of such document or evidence will be provided to the participant.

Legends

All certificates for Shares of stock and other securities delivered under the Plan may include any legend which the Committee deems appropriate to reflect any restrictions on transfers.  All certificates shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such stock has been listed and any applicable federal or state securities law.

Incorporation By Reference

The following documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Prospectus:

(1)                                  The Company’s annual report on Form 10-K for the year ended December 31, 2007;

(2)                                  All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Act since December 31, 2007;

(3)                                  The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 8-A dated August 15, 1977, including any amendment or report filed for the purpose of updating such description; and

(4)                                  All documents filed by the Company subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to the Plan have been sold or which deregisters all securities then remaining unsold.

The Company will provide without charge to each Plan participant, on the written or oral request of such participant, a copy of any or all of the documents referred to above which have been or may be incorporated in the Plan’s prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein), as well as all other documents required to be delivered to Plan participants pursuant to Rule 428(b) promulgated pursuant to the Securities Act of 1933, as amended.  All requests for any such documents should be directed to Rollins, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia, 30324, Attention: Chief Financial Officer, (404) 888-2000.